Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-274371, 333-160276, 333-176447, 333-213413, and 333-220389) of Kewaunee Scientific Corporation of our report dated January 15, 2025, with respect to the financial statements of Nu Aire, Inc., included in this Current Report on Form 8-K/A. Our report contains an explanatory paragraph with respect to Nu Aire, Inc.’s adoption of new accounting guidance for leases, effective October 1, 2022.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

January 15, 2025